Exhibit 99.1

TranSwitch Corporation Announces

First Quarter 2007 Financial Results

SHELTON, CT—April 24, 2007—TranSwitch Corporation (NASDAQ: TXCC) today announced that it posted first quarter 2007 net revenues of approximately $9.3 million and a net loss of ($5.2) million, or ($0.04) per basic and diluted common share. The net loss of ($5.2) million includes a $0.7 million restructuring charge associated with the Company’s previously announced first quarter workforce reduction. In the first quarter 2006, net revenues were approximately $9.6 million and the net loss was ($5.6) million, or ($0.05) per basic and diluted common share.

The net loss for the first quarter, 2007 includes the following non-cash items that total $0.7 million of net expense:

•

Other income of approximately $0.1 million reflecting the change in the fair value of the derivative liability relating to the Company’s 5.45% Convertible Plus Cash NotesSM (the “Plus Cash Notes”) due September 30, 2007, compared to other income of $0.6 million on the change in the fair value of the derivative liability in the first quarter of 2006;

•

Interest expense of approximately $0.4 million relating to the on-going amortization of the debt discount related to the Company’s Plus Cash Notes compared to such amortization of $0.6 million in the first quarter of 2006; and

•

Stock compensation expense of $0.4 million, of which $0.2 million is included in research and development, $0.1 million is included in marketing and sales and $0.1 million is included in general and administrative. In the first quarter of 2006, stock compensation expense was also $0.4 million.

During the first quarter, 2007, the Company reported a gross profit of $6.0 million on product revenues or 68% on a GAAP basis. The GAAP product margin for TranSwitch’s mainline business (excluding Mysticom and ASIC Design Center) was 73%. The margin was positively impacted by a cost of sales benefit totaling approximately $0.3 million from the sale of inventory that was previously written-off.

“In the first quarter of 2007, revenue from new products was 66% and legacy product revenue was 34%. This breakdown does not include revenue from Mysticom or ASIC Design Center. As we indicated previously, the transition from legacy products to new products will be uneven for some time and we

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believe that in the second half of 2007, when more of our customers’ strategic platforms are expected to ramp to production volume, new product revenue growth should substantially exceed the decline in legacy product revenue bringing more predictability to our business,” commented Dr. Santanu Das, President and CEO of TranSwitch Corporation.

“We believe the Telecom industry is in recovery mode, and the industry has made good strides in the last two years as evidenced by the return-to-profitability of a number of equipment vendors. However, ongoing industry consolidation among both carriers and equipment vendors complicates the near-term demand outlook for the sector. Based on our current visibility, we project net revenues of around $9.0 million to $9.5 million in the second quarter of 2007. Our second quarter 2007 net loss is estimated to be in the range of ($0.03) to ($0.04) per basic and diluted common share. This net loss estimate for the second quarter of 2007 excludes any adjustment to the fair value of the derivative liability associated with our Plus Cash Notes. The non-cash adjustment to fair value is based on several estimates, including any change in our common stock price during the quarter,” stated Dr. Das.

“As stated earlier, we believe that our new product revenue growth should soon outpace the natural decline of older product revenue, resulting in a more predictable top line growth. With our ability to maintain strong gross margins and our plan to further manage expenses below current levels, our objective is to return to operating profitability (excluding non-cash stock option expenses) as we exit the third quarter of 2007,” continued Dr. Das.

“We remain confident about the long-term prospects of TranSwitch Corporation as we have a large footprint of active design wins in the key platforms of major industry players, and we see continued adoption of our new products by top telecommunications manufacturers worldwide. Additionally, we are committed to maintaining a strong balance sheet and systematically managing our expenses while preserving the Company’s vitality,” concluded Dr. Das.

Additional details on TranSwitch’s first quarter results will be discussed during a conference call regarding this announcement today at 5:30 pm eastern time. To listen to the live call, investors can dial 913-981-5558 and reference confirmation code: 6164957. The call will be recorded and a replay will be available two hours after the conclusion of the live broadcast through May 3, 2007. To access the replay, dial 719-457-0820 and enter confirmation code: 6164957. Investors can also access an audio webcast via www.vcall.com by clicking on the TranSwitch Corporation conference call link. This audio webcast will also be available on a replay basis for 10 business days.

About TranSwitch Corporation

TranSwitch Corporation designs, develops and markets innovative semiconductors that provide core functionality and complete solutions for voice, data and video communications network equipment. As a

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leading supplier to telecom, datacom, cable television and wireless markets, TranSwitch customers include the major OEMs that serve the worldwide public network, the Internet, and corporate Wide Area Networks (WANs). TranSwitch devices are inherently flexible, many incorporating embedded programmable microcontrollers to rapidly meet customers’ new requirements or evolving network standards by modifying a function via software instruction. TranSwitch implements global communications standards in its VLSI solutions and is committed to providing high-quality products and services. TranSwitch, Shelton, CT, is an ISO 9001:2000 registered company. For more information, visit www.transwitch.com.

Forward-looking statements in this release, including statements regarding management’s expectations for future financial results and the markets for TranSwitch’s products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results involve risks and uncertainties, including without limitation risks associated with acquiring new businesses; of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch’s products and products developed by TranSwitch’s customers; risks relating to TranSwitch’s indebtedness; risks of failing to attract and retain key managerial and technical personnel; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in TranSwitch’s filings with the Securities and Exchange Commission.

For more information contact:

Ted Chung

Interim Chief Financial Officer

TranSwitch Corporation

Phone: 203/929-8810 ext. 2004

Fax: 203/926-2071

www.transwitch.com

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TranSwitch Corporation Announces First Quarter Results	Page 4

TranSwitch Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except for per share amounts)

	Three Months Ended March 31,
	2007	2006
Net revenues:
Product revenues	$8,938	$9,214
Service revenues	348	432

Total net revenues	9,286	9,646
Cost of revenues:
Cost of product revenues	2,904	1,674
Cost of service revenues	261	202

Total cost of revenues	3,165	1,876

Gross profit	6,121	7,770
Operating expenses:
Research and development	6,119	5,486
Marketing and sales	2,802	2,842
General and administrative	1,445	1,477
Restructuring charge and asset impairments	700	221

Total operating expenses	11,066	10,026

Operating loss	(4,945)	(2,256)
Other income (expense):
Change in fair value of derivative liability	109	638
Loss on extinguishment of debt	—	(3,124)
Interest income (expense):
Interest income	693	548
Interest expense	(995)	(1,353)

Interest expense, net	(302)	(805)

Total other income (expense), net	(193)	(3,291)

Loss before income taxes	(5,138)	(5,547)
Income taxes	78	39

Net loss	$(5,216)	$(5,586)

Basic and diluted net loss per common share:	$(0.04)	$(0.05)

Basic and diluted average common shares outstanding	131,605	116,215

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TranSwitch Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)

	March 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and short-term investments	$52,542	$57,723
Accounts receivable, net	7,084	5,834
Inventories	3,143	3,257
Prepaid expenses and other current assets	1,659	1,422

Total current assets	64,428	68,236

Property and equipment, net	4,558	5,079
Goodwill	10,076	4,893
Other assets	6,020	4,448

Total assets	$85,082	$82,656

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$7,360	$7,235
Restructuring liabilities	1,446	824
Deferred revenue	324	63
5.45% Convertible Plus Cash NotesSM due 2007, net of debt discount of $895 and $1,343 respectively	29,258	28,811
Derivative liability	871	980

Total current liabilities	39,259	37,913

Restructuring liabilities – long-term	20,598	20,689

Total liabilities	59,857	58,602

Total stockholders’ equity	25,225	24,054

Total liabilities and stockholders’ equity	$85,082	$82,656